UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2010

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

On August 26, 2010 and September 29, 2010, the Board of Directors of Royal Gold, Inc. (the “Company”), approved amendments to the Company’s 2004 Omnibus Long-Term Incentive Plan  (the “Plan”), subject to stockholder approval.  On or about October 8, 2010, the Company made available a proxy statement to its stockholders describing the matters to be voted on at the annual meeting to be held on November 17, 2010, including a proposal to approve the amendments to the Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,300,000 to 2,600,000 shares, extend the term of the plan to November 17, 2020, and, for purposes of Code Section 162(m), include royalty ounces in reserve as additional business criteria for performance-based compensation.

After mailing the proxy statement, the Company was informed by Institutional Shareholder Services (“ISS”) that the Plan received an unfavorable rating due to certain language in the Plan that ISS interprets as suggesting that the Plan permits the Company to reprice stock options or SARs by substitution of stock options and SARs with cash or other awards without stockholder approval.  As a result, ISS recommended a vote “AGAINST” the proposal to amend the Plan.

Though the Company disagrees with this interpretation, and the Company has not previously, and does not plan to reprice stock options or SARs without stockholder approval, the Company considered ISS’s report and decided that the Company should amend the Plan to clarify that options and SARs may not be surrendered for cash or other awards without stockholder approval.  (The Plan already prohibits repricing of Options and SARs.)  Accordingly, on November 4, 2010, the Board of Directors of the Company approved an amendment to the provision in the Plan that prohibited repricing to address ISS’s concern by replacing the last paragraph of Section 3.3 of the Plan with the following language:  “Notwithstanding anything in the Plan to the contrary, the Board shall not have the authority, without stockholder approval, (a) to accept the surrender of any outstanding Option or SAR when the Fair Market Value of a share of Stock is less than the exercise price of such outstanding Option or SAR and grant new Options, SAR or other Awards in substitution for such surrendered Option or pay cash in connection with such surrender, (b) to reduce the exercise price of any outstanding Option or SAR, or (c) to take any other action that would be treated as a repricing of Options or SARs under the rules of the primary stock exchange on which the Stock is listed; provided, that appropriate adjustments shall be made to outstanding Options or SARs pursuant to Section 17.”

A copy of the Plan, as amended, is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Plan, as amended, will be presented for stockholder approval at the Company’s Annual Meeting of Shareholders to be held on November 17, 2010.  Any vote “FOR” or “AGAINST” the Plan proposal using the proxy card previously made available by the Company to the stockholders of record of the Company or holders of record of the exchangeable shares of RG Exchangeco Inc. or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Plan, as amended.  If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Company’s proxy statement. If any stockholder would like a new proxy or has any questions, he or she should contact Karen Gross, Vice President and Corporate Secretary, 1660 Wynkoop Street, Suite 1000, Denver, Colorado, 80202, or at (303) 575-6504.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

10.1         2004 Omnibus Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: November 5, 2010	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.

10.1	2004 Omnibus Long-Term Incentive Plan.